Exhibit 99.1

ANIXTER INTERNATIONAL INC. ANNOUNCES APPOINTMENT OF WILLIAM A. GALVIN AS PRESIDENT AND CHIEF OPERATING OFFICER

GLENVIEW, IL, May 30, 2017 – Anixter International Inc. (NYSE:AXE) today announced that William A. Galvin has been promoted to the position of President and Chief Operating Officer by its Board of Directors, effective July 1, 2017.

Mr. Galvin, age 54, currently Executive Vice President - Network and Security Solutions, has been with the Company for 29 years. In this role since 2012, Mr. Galvin has led this market-leading global business driving a significant expansion of the value-added supply chain services, and more recently, the strategic integration of the Tri-Ed Security Products acquisition. Prior to his current role, he held the position of Executive Vice President – North America and EMEA, Network and Security Solutions, preceded by positions of increasing responsibility across the Sales and Marketing organizations.

Commenting on this appointment, Robert J. Eck, Chief Executive Officer, said, “The appointment of Bill Galvin to the position of President and Chief Operating Officer is a result of the Company’s growth and expansion into new markets and product lines in recent years. Bill’s outstanding track record at Anixter has demonstrated that he possesses the qualities and experience necessary to lead the larger organization to continued success.”

The Anixter Board of Directors has also approved the promotion of William C. Geary II to replace Mr. Galvin as Executive Vice President - Network and Security Solutions. Mr. Geary, age 47, currently Senior Vice President – International, Network and Security Solutions, has been with Anixter for 22 years. Geary demonstrated strong leadership in this role and in previous leadership roles including President of Accu-Tech. “I have worked closely with Bill for over 10 years and know the passion and drive that he brings to the business will allow him to lead a successful business to even greater levels of performance,” commented Bill Galvin.

Sam Zell, Chairman of the Anixter Board of Directors, said, “Anixter has always been a company with extremely strong leadership. Over the last three years, the Company made two strategic acquisitions that have both brought greater opportunity for growth as well as additional complexity. These executive management changes reflect the Board’s desire to ensure there is sufficient depth and breadth to the management team in order for the Company to continue to execute effectively on all of its growth strategies.”

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) nearly 600,000 products and over $1.0 billion in inventory, 3) over 300 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Anixter Contacts

For Investors:
Ted Dosch Lisa M. Gregory, CFA
EVP Finance and CFO Vice President – Investor Relations
224.521.4281 224.521.8895